                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747

                            PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MARCH 27, 2006)

        PARTIALLY-PROTECTED JAPANESE YEN (JPY) LINKED SECURITIES

        UBS AG $4,099,000 95% PRINCIPAL PROTECTED NOTES LINKED TO THE USD/JPY EXCHANGE RATE DUE DECEMBER 21, 2007

           Issuer:                   UBS AG

           Maturity Date:            December 21, 2007

           Coupon:                   We will not pay you interest during the term of the Notes.

           Reference Exchange        The Notes are linked to the USD/JPY exchange rate, which
           Rate:                     expresses the amount in Japanese yen that can be exchanged for one U.S. dollar.

           Maximum Return:           You will participate in an depreciation in the USD/JPY
                                     exchange rate, adjusted as described below, over the term of the Notes without limit.



           Payment at Maturity:      You will receive a payment at maturity that is based on the
                                     Final Exchange Rate relative to the Minimum Return Strike
                                     Price:

                                     + If the Final Exchange Rate is less than 115.02 Japanese
                                       yen per U.S. dollar (the "Minimum Return Strike Price"),
                                       reflecting an appreciation of the Japanese yen relative to the U.S. dollar, you will receive 95% of your principal
                                       amount, plus an additional 1.2% of your principal amount
                                       for every 1% that the Currency Return (as defined below)
                                       exceeds 0% without limit. If the Japanese yen appreciates
                                       less than 4.167% relative to the U.S. dollar between the
                                       trade date and the final valuation date, you will lose
                                       between 0% and 5% of your principal.

                                     + If the Final Exchange Rate is equal to or greater than the
                                       Minimum Return Strike Price, you will receive 95% of your
                                       principal amount. ACCORDINGLY, YOU WILL LOSE 5% OF YOUR
                                       PRINCIPAL.

                                     THE APPRECIATION OF THE JAPANESE YEN RELATIVE TO THE U.S.
                                     DOLLAR IS EXPRESSED AS A DECLINE IN THE USD/JPY EXCHANGE
                                     RATE. A LOWER NUMBER FOR THE USD/JPY EXCHANGE RATE MEANS
                                     THAT FEWER JAPANESE YEN ARE REQUIRED TO PURCHASE ONE U.S.
                                     DOLLAR.

                                     For a description of how your payment at maturity will be
                                     calculated, see "How will your payment at maturity be
                                     calculated?" on page S-4 and "Specific Terms of the
                                     Notes--Payment at Maturity" on page S-16.

           Currency Return:          Minimum Return Strike Price - Final Exchange Rate
                                     ------------------------------------------------------
                                                    Final Exchange Rate

           Initial Exchange Rate:    115.02

           Final Exchange Rate:      USD/JPY exchange rate at approximately 10:00 a.m., New York
                                     City time, on December 19, 2007 ("the final valuation
                                     date"), as described in this prospectus supplement.

           Booking Branch:           UBS AG, Jersey Branch

           Calculation Agent:        UBS Securities LLC

           CUSIP Number:             90261KMP2

        SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                          Price to     Underwriting    Proceeds to
                                           Public        Discount        UBS AG
           Per Note                            100%           1.25%         98.75%
           Total                         $4,099,000      $51,237.50    $4,047,762.50

        UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.
        Prospectus Supplement dated June 16, 2006
                                                                  [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE PARTIALLY-PROTECTED JPY LINKED SECURITIES?

The Partially-Protected JPY Linked Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the USD/JPY exchange rate, a rate that expresses the number of Japanese yen that can be exchanged for one U.S. dollar (the "USD/JPY exchange rate"). You will receive a payment at maturity that is based on the change in the USD/JPY exchange rate between the trade date and the final valuation date, as described below:

+ If the Final Exchange Rate is less than 115.02 Japanese yen per U.S. dollar (the "Minimum Return Strike Price"), you will receive 95% of your principal amount, plus an additional 1.2% of your principal amount for every 1% that the Currency Return exceeds 0% without limit. If the Japanese yen appreciates less than 4.167% relative to the U.S. dollar between the trade date and the final valuation date, you will lose between 0% and 5% of your principal.

+ If the Final Exchange Rate is equal to or greater than the Minimum Return Strike Price, you will receive 95% of your principal amount. ACCORDINGLY, YOU WILL LOSE 5% OF YOUR PRINCIPAL. ON THE TRADE DATE, WE WILL DETERMINE THE MINIMUM RETURN STRIKE PRICE, WHICH WILL BE DISCLOSED TO YOU IN THE FINAL PROSPECTUS SUPPLEMENT DELIVERED TO YOU IN CONNECTION WITH THE SALE OF THE NOTES.

THE APPRECIATION OF THE JAPANESE YEN RELATIVE TO THE U.S. DOLLAR IS EXPRESSED AS A DECLINE IN THE USD/JPY EXCHANGE RATE. A LOWER NUMBER FOR THE USD/JPY EXCHANGE RATE MEANS THAT FEWER JAPANESE YEN ARE REQUIRED TO PURCHASE ONE U.S. DOLLAR.

+ Minimum Return Strike Price: 115.02 Japanese yen per U.S. dollar (equal to the Initial Exchange Rate).

The "Initial Exchange Rate" equals the USD/JPY exchange rate as determined by the calculation agent at approximately 2:46 p.m. New York City time on the trade trade. The Minimum Return Strike Price equals the Initial Exchange Rate.

The "Final Exchange Rate" will be determined by the calculation agent and will equal the USD/JPY exchange rate in the interbank market as reported by Bloomberg, L.P. at approximately 10:00 a.m., New York City time, on the final valuation date, as described in this prospectus supplement.

The "Currency Return" measures the change in the USD/JPY exchange rate based on the Final Exchange Rate relative to the Minimum Return Strike Price and is expressed as follows:

                   Minimum Return Strike Price - Final Exchange Rate
Currency Return =  -------------------------------------------------
                                  Final Exchange Rate

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-16.

SELECTED PURCHASE CONSIDERATIONS

+ UNLIMITED GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate without limit in possible appreciation in the Japanese yen relative to the U.S. dollar through an investment in the Notes. If you sell the Notes prior to maturity, you will be exposed to fluctuation in the USD/JPY exchange rate without the benefit of partial principal protection. Because there is no contractual limit on the possible decrease in the USD/JPY exchange rate, there is no limit on the possible profits you may make on your investment in the Notes.

+ PARTIAL PRINCIPAL PROTECTION--At maturity, you will receive at least 95% of your principal amount, or $950 per $1,000 principal amount of the Notes, even if the Japanese yen depreciates relative to the U.S. dollar or the Final Exchange Rate is substantially greater than the Minimum Return Strike Price. However, an investment in the Notes does not protect 100% of your principal at maturity if the Japanese yen relative to the U.S. dollar remains unchanged or even appreciates slightly. In order for an investor to receive the full principal amount of his or her Notes at maturity, the value of the Japanese yen relative to the U.S. dollar must increase by 4.167%, which would require the Final Exchange Rate to equal 108.00 Japanese yen per U.S. Dollar.

+ U.S. DOLLAR DENOMINATED--The Notes trade and are settled in the U.S. market in U.S. dollars.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-8 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 61.

+ AT MATURITY, YOU MAY LOSE UP TO 5% OF YOUR PRINCIPAL--The full principal amount of your Notes is not protected against an increase in the value of the U.S. dollar relative to the Japanese yen. You will lose 5% of the principal amount of your Notes if the Japanese yen depreciates relative to the U.S. dollar or remains unchanged from the trade date to the final valuation date. In addition, in order to receive 100% of your principal investment at maturity, the value of the Japanese yen relative to the U.S. dollar must increase by 4.167%, which would require the Final Exchange Rate to equal
   108.00 Japanese yen per U.S. Dollar.

+ NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

+ PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have the benefit of partial principal protection in excess of 5% in the event of any depreciation in the Japanese yen relative to the U.S. dollar. You should be willing to hold your Notes to maturity.

+ THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You believe that the USD/JPY exchange rate will depreciate over the term of the Notes (i.e., the U.S. dollar will depreciate in value against the Japanese yen) and that such decrease is likely to exceed 4.167% the percentage decrease necessary to result in a return of 100% of your principal amount).

+ You seek an investment that offers partial principal protection when the Notes are held to maturity.

+  You are willing to hold the Notes to maturity.

+  You seek an investment with a return linked to the USD/JPY exchange rate.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+  You seek current income from your investment.

+  You seek an investment that is 100% principal protected.

+ You believe that the USD/JPY exchange rate is likely to increase or remain unchanged over the term of the Notes (i.e., the U.S. dollar will appreciate in value or remain unchanged against the Japanese yen).

+  You seek an investment for which there will be an active secondary market.

+  You are unable or unwilling to hold the Notes until maturity.

WHAT IS THE JAPANESE YEN?

The Japanese yen is the official currency of Japan. We have obtained all information in this prospectus supplement relating to the Japanese yen and the USD/JPY exchange rate from public sources, without independent verification.

WHAT DOES THE USD/JPY EXCHANGE RATE REFLECT?

The USD/JPY exchange rate is a foreign exchange spot price that measures the relative value of the two currencies, the U.S. dollar and the Japanese yen. The figure is equal to the number of Japanese yen that can be exchanged for one U.S. dollar. The USD/JPY exchange rate increases when the U.S. dollar appreciates relative to the Japanese yen and decreases when the U.S. dollar depreciates relative to the Japanese yen. The "USD/JPY exchange rate" means the price in Japanese yen of one U.S. dollar in the interbank market. The Minimum Return Strike Price equals 115.02 Japanese yen per U.S. dollar, the USD/JPY exchange rate on the trade date as reported by Bloomberg, L.P. The Final Exchange Rate will be determined by the calculation agent and will equal the USD/JPY exchange rate in the interbank market as reported by Bloomberg, L.P. at approximately 10:00 a.m., New York City time, on the final valuation date, as described in this prospectus supplement.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to 5.63% per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even equal or exceed the full principal amount.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-22.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the Final Exchange Rate relative to the Initial Exchange Rate.

+ If the Final Exchange Rate is equal to or greater than 115.02 Japanese yen per U.S. dollar, the Minimum Return Strike Price, you will receive $950 for each $1,000 principal amount of your Notes. Even if the Final Exchange Rate is substantially above the Minimum Return Strike Price, you will receive this amount at maturity.

+ If the Final Exchange Rate is less than the Minimum Return Strike Price, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE CURRENCY RETURN.

          The Currency Return is the difference between the USD/JPY exchange rate on the final valuation date relative to the Minimum Return Strike Price, expressed as a percentage, calculated as follows:

                                         Minimum Return Strike Price - Final Exchange Rate
                 Currency Return  =    -----------------------------------------------------
                                                        Final Exchange Rate

STEP 2:  CALCULATE THE ADJUSTED PAYOUT PERCENTAGE ON THE NOTES.

          The Adjusted Payout Percentage is based on the Currency Return:

          Adjusted Payout Percentage = 95% + (1.2 X Currency Return)

STEP 3:  CALCULATE THE PAYMENT AT MATURITY.

          Payment at maturity = Adjusted Payout Percentage X principal amount of the Notes

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Minimum Return Strike Price:                            115.02     Japanese yen per U.S.
                                                                   dollar(1)
Principal amount of the Notes:                          $1,000

LOSS OUTCOMES:

EXAMPLE 1--THE FINAL EXCHANGE RATE IS 121.07 JAPANESE YEN PER U.S. DOLLAR ON THE FINAL VALUATION DATE, ABOVE THE MINIMUM RETURN STRIKE PRICE OF 115.02 JAPANESE YEN PER U.S. DOLLAR

Since the Final Exchange Rate is above the Minimum Return Strike Price of 115.02 Japanese yen per U.S. dollar, 95% of your investment is protected.

Your total payment at maturity would therefore be $950.00 (a 5% loss) which includes:

+  Principal Amount                                  $1,000.00

+  Minimum Payout (100% of principal amount less
   5% maximum loss).                                       95%
                                                    ----------
         PAYMENT AT MATURITY:                          $950.00     (95% of $1,000, the minimum
                                                                   payment on the Notes)
                                                    ==========
         LOSS                                           $50.00

 -------------

(1) The Minimum Return Strike Price represents the USD/JPY exchange rate that the Final Exchange Rate must be equal to or greater than in order for an investor to receive the minimum return, which is 95% of the principal amount of the Notes at maturity. The Minimum Return Strike Price equals the Initial Exchange Rate.

EXAMPLE 2--THE FINAL EXCHANGE RATE IS 112.76 JAPANESE YEN PER U.S. DOLLAR ON THE FINAL VALUATION DATE, REFLECTING A CURRENCY RETURN OF 2% RELATIVE TO THE MINIMUM RETURN STRIKE PRICE OF 115.02 JAPANESE YEN PER U.S. DOLLAR

Since the Final Exchange Rate is below the Minimum Return Strike Price of 115.08 Japanese yen per U.S. dollar, but above the Breakeven Return Strike Price of
110.42 Japanese yen per U.S. dollar, you will receive 95% of your principal amount, plus 2% of your principal amount for every 1% the Currency Return is above 0%.

                   115.02 - 112.76
Currency Return:   ---------------   = 2%
                       112.76

Adjusted Payout Percentage: 95% + (1.2 X Currency Return) = 97.4%

Your total payment at maturity would therefore be $974.00 (a 2.60% loss) which includes:

+  Principal Amount                                  $1,000.00

+  Adjusted Payout Percentage                            97.4%
                                                    ----------
         PAYMENT AT MATURITY:                          $974.00     (97.4% of $1,000)
                                                    ==========
         LOSS                                           $26.00

BREAKEVEN OUTCOME:

EXAMPLE 3--THE FINAL EXCHANGE RATE IS 110.42 JAPANESE YEN PER U.S. DOLLAR ON THE FINAL VALUATION DATE, REFLECTING A CURRENCY RETURN OF 4.167% RELATIVE TO THE MINIMUM RETURN STRIKE PRICE OF 115.02 JAPANESE YEN PER U.S. DOLLAR

Since the Final Exchange Rate is below the Minimum Return Strike Price of 115.02 Japanese yen per U.S. dollar, you will receive 95% of your principal amount, plus 1.2% of your principal amount for every 1% the Currency Return is above 0%. As demonstrated below, the Currency Rate must be equal to or greater than 4.167% for an investor to receive the full $1,000.00 principal amount of the Notes at maturity.

                   115.02 - 110.42
Currency Return =  ---------------  = 4.167%
                       110.42

Adjusted Payout Percentage 95% + (1.2 X Currency Return) = 100%

Your total payment at maturity would therefore be $1,000.00 (a 0% total return on investment) which includes:

+  Principal Amount                                  $1,000.00

+  Adjusted Payout Percentage                             100%
                                                    ----------
         PAYMENT AT MATURITY:                        $1,000.00     (100% of $1,000)
                                                    ==========
         LOSS/INCOME                                     $0.00

GAIN OUTCOME:

EXAMPLE 4--THE FINAL EXCHANGE RATE IS 92.02 JAPANESE YEN PER U.S. DOLLAR ON THE FINAL VALUATION DATE, REFLECTING A CURRENCY RETURN OF 25% RELATIVE TO THE MINIMUM RETURN STRIKE PRICE OF 115.02 JAPANESE YEN PER U.S. DOLLAR

Since the Final Exchange Rate is below the Minimum Return Strike Price of 115.02 Japanese yen per U.S. dollar, you will receive 95% of your principal amount, plus 1.2% of your principal amount for every 1% the Currency Return is above 0%.

                   115.02 - 92.02
Currency Return =  --------------  = 25%
                       92.02

Adjusted Payout Percentage: 95% + (1.2 X Currency Return) = 125%

Your total payment at maturity would therefore be $1,250.00 (a 25% total return on investment) which includes:

+  Principal Amount                                  $1,000.00

+  Adjusted Payout Percentage                             125%
                                                    ----------
         PAYMENT AT MATURITY:                        $1,250.00     (125% of $1,000)
                                                    ==========
         INCOME                                        $250.00

HYPOTHETICAL PERFORMANCE AT MATURITY

                                      LOGO

HYPOTHETICAL PERFORMANCE AT MATURITY:

HYPOTHETICAL                       TOTAL AMOUNT      TOTAL RATE OF     ANNUALIZED
ENDING PRICE   CURRENCY RETURN      PAYABLE AT         RETURN ON     RATE OF RETURN
------------         (%)         MATURITY PER NOTE     THE NOTES      ON THE NOTES
143.78...            -20%            $  950.00           -5.00%          -3.30%
135.32...            -15%            $  950.00           -5.00%          -3.30%
127.80...            -10%            $  950.00           -5.00%          -3.30%
125.02...             -8%            $  950.00           -5.00%          -3.30%
121.07...             -5%            $  950.00           -5.00%          -3.30%
117.37...             -2%            $  950.00           -5.00%          -3.30%
116.18...             -1%            $  950.00           -5.00%          -3.30%
115.02...              0%            $  950.00           -5.00%          -3.30%
113.88...              1%            $  962.00           -3.80%          -2.51%
112.76...              2%            $  974.00           -2.60%          -1.71%
110.60...              4%            $  998.00           -0.20%          -0.13%
110.42...            4.1%            $1,000.00            0.00%           0.00%
106.50...              8%            $1,046.00            4.60%           3.03%
104.56...             10%            $1,070.00            7.00%           4.62%
102.70...             12%            $1,094.00            9.40%           6.20%
100.02...             15%            $1,130.00           13.00%           8.57%
95.85....             20%            $1,190.00           19.00%          12.53%
95.06....             21%            $1,202.00           20.20%          13.32%
94.28....             22%            $1,214.00           21.40%          14.11%
92.02....             25%            $1,250.00           25.00%          16.48%
89.86....             28%            $1,286.00           28.60%          18.86%
88.48....             30%            $1,310.00           31.00%          20.44%
85.20....             35%            $1,370.00           37.00%          24.40%

------------
Values have been rounded for ease of analysis.

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the USD/JPY exchange rate. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE UP TO 5% OF YOUR PRINCIPAL

The full principal amount of your Notes is not protected against an increase in the value of the U.S. dollar relative to the Japanese yen. You will lose 5% of the principal amount of your Notes if the USD/JPY exchange rate declines or remains unchanged from the trade date to the final valuation date. In addition, in order to receive 100% of your principal investment at maturity, the Currency Return must be equal to or greater than 4.167%, which would require the Final Exchange Rate to equal 110.42 Japanese yen per U.S. dollar.

ACCORDINGLY, YOU MAY LOSE UP TO 5% OF YOUR PRINCIPAL.

See "How will your payment at maturity be calculated?" on page S-4.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PARTIALLY PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 95% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not be entitled to partial principal protection or any minimum total return on the portion of your Notes sold. You therefore should be willing to hold your Notes to maturity.

OWNING THE NOTES IS NOT THE SAME AS OWNING JAPANESE YEN

The return on your Notes will not reflect the return you would realize if you actually purchased Japanese yen and converted them into U.S. dollars on the final valuation date. The USD/JPY exchange rate is calculated by reference to the U.S. dollar relative to the Japanese yen without taking into consideration the value of the Japanese yen relative to other currencies or in other markets.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE USD/JPY EXCHANGE RATE ON ANY DAY WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include:

+ supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker

+  U.S. dollar and Japanese yen interest rates

+  the time remaining to the final valuation date

+  the creditworthiness of UBS

+  volatility of the USD/JPY exchange rate

RISK FACTORS
--------------------------------------------------------------------------------

THE USD/JPY EXCHANGE RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS

The USD/JPY exchange rate is a result of the supply of, and demand for, each currency and changes in the foreign exchange rate may result from the interactions of many factors including economic, financial, social and political conditions in Japan and the United States. These conditions include, for example, the overall growth and performance of the economies of the U.S. and Japan, the trade and current account balance between the U.S. and Japan, market interventions by the Federal Reserve Board or the Bank of Japan, Japan's central bank, inflation, interest rate levels, the performance of the stock markets in the U.S. and Japan, the stability of the United States and Japanese governments and banking systems, wars in which the U.S. or Japan are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the U.S. or Japan, and other foreseeable and unforeseeable events.

Certain relevant information relating to Japan may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the Japanese yen in relation to the U.S. dollar and must be prepared to make special efforts to obtain such information on a timely basis.

THE LIQUIDITY, TRADING VALUE AND AMOUNTS PAYABLE UNDER THE NOTES COULD BE AFFECTED BY THE ACTIONS OF THE JAPANESE GOVERNMENT

Exchange rates of most economically developed nations, including Japan, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including the Japanese government, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of the Japanese government which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Japanese yen, the U.S. dollar or any other currency.

EVEN THOUGH THE JAPANESE YEN AND U.S. DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE U.S.

The interbank market for the Japanese yen and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Japanese yen and U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the Japanese yen and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes on such exchange.

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices,

RISK FACTORS
--------------------------------------------------------------------------------

and to others who wish to subscribe for this information, but this information will not necessarily reflect the USD/JPY exchange rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

FOREIGN EXCHANGE RATE INFORMATION MAY NOT BE READILY AVAILABLE

There is no systematic, publicly available reporting of currency exchange rates in the interbank market. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the USD/JPY exchange rate relevant for determining the Minimum Return Strike Price of the Notes. The limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets. USD/JPY exchange rate information is publicly available at www.bloomberg.com; however, this information is subject to delay and may not reflect the Minimum Return Strike Price of the Notes.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

HISTORICAL PERFORMANCE OF THE USD/JPY EXCHANGE RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE USD/JPY EXCHANGE RATE DURING THE TERM OF THE NOTES

It is impossible to predict whether the USD/JPY exchange rate will rise or fall. The USD/JPY exchange rate will be influenced by complex and interrelated political, economic, financial and other factors. See "The USD/JPY exchange rate will be influenced by unpredictable factors which interrelate in complex ways" above.

TRADING BY UBS AG OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time

RISK FACTORS
--------------------------------------------------------------------------------

we may be in foreign exchange or currency derivative transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-20, we or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions. Our trading and hedging activities may affect the USD/JPY exchange rates and make it less likely that you will receive a return on your investment in the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the euro and U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the USD/JPY exchange rate, could be adverse to the interests of the holders of the Notes.

We or one or more of our affiliates have published and may in the future publish research on foreign exchange markets, exchange rates and other matters that may have an influence on currency exchange rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-19. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Final Exchange Rate on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

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5-YEAR HISTORICAL USD/JPY EXCHANGE RATE

The USD/JPY exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. The USD/JPY exchange rate decreases when the Japanese yen appreciates relative to the U.S. dollar and increases when the Japanese yen depreciates relative to the U.S. dollar. The USD/JPY exchange rate is expressed as a rate that reflects the number of Japanese yen that can be exchanged for one U.S. dollar. For example, on June 16, 2006, the USD/JPY exchange rate in the interbank market as reported by Bloomberg, L.P. at approximately 2:46 pm New York City time was equal to 115.02, which indicates that 115.02 Japanese yen can be exchanged for one U.S. dollar.

The following graph sets forth the monthly high and low levels in the interbank market of the USD/JPY exchange rate from June 2001 through June 2006. The historical performance of the USD/JPY exchange rates should not be taken as an indication of future performance.

MONTHLY USD/JPY EXCHANGE RATE--HIGH, LOW AND MONTH END CLOSE
(Line Graph)

                                                          HIGH                         LOW                        LAST
                                                          ----                         ---                        ----
January-01                                               119.90                      113.54                      116.57
                                                         117.96                      114.36                      117.37
                                                         126.33                      117.04                      126.33
                                                         126.84                      120.90                      123.48
                                                         124.05                      118.53                      119.22
June-01                                                  124.96                      118.28                      124.65
                                                         126.10                      122.73                      125.00
                                                         125.21                      118.49                      118.79
                                                         122.04                      115.83                      119.56
                                                         123.35                      119.32                      122.42
November-01                                              124.56                      119.75                      123.48
December-01                                              132.08                      123.26                      131.66
                                                         135.14                      130.41                      134.68
                                                         135.04                      131.85                      133.36
                                                         133.88                      126.40                      132.73
April-02                                                 133.84                      127.66                      128.54
                                                         129.07                      122.80                      124.22
                                                         125.90                      118.40                      119.47
                                                         120.73                      115.54                      119.85
                                                         121.33                      116.33                      118.46
September-02                                             124.21                      116.87                      121.81
                                                         125.64                      121.63                      122.48
                                                         123.18                      119.11                      122.54
                                                         125.69                      118.31                      118.79
                                                         120.58                      117.47                      119.87
February-03                                              121.76                      116.84                      118.10
                                                         121.88                      116.35                      118.09
                                                         121.12                      117.64                      118.88
                                                         119.63                      115.07                      119.30
                                                         120.24                      117.12                      119.80
July-03                                                  120.66                      116.67                      120.55
                                                         120.69                      116.17                      116.92
                                                         117.72                      110.12                      111.49
                                                         111.60                      107.86                      109.94
                                                         111.49                      107.54                      109.63
December-03                                              110.03                      106.74                      107.22
                                                         108.28                      105.46                      105.71
                                                         109.83                      105.19                      109.11
                                                         112.34                      103.42                      104.22
                                                         111.05                      103.49                      110.52
May-04                                                   114.88                      108.34                      109.51
                                                         112.01                      107.03                      108.77
                                                         112.49                      107.58                      111.35
                                                         112.10                      108.74                      109.17
                                                         111.73                      108.97                      110.05
October-04                                               111.46                      105.79                      105.81
                                                         107.29                      102.18                      103.07
                                                         106.20                      101.84                      102.63
                                                         105.19                      101.68                      103.70
                                                         106.88                      103.35                      104.63
March-05                                                 107.70                      103.65                      107.15
                                                         108.90                      104.61                      104.75
                                                         108.58                      104.20                      108.57
                                                         110.99                      106.50                      110.92
                                                         113.72                      109.88                      112.50
August-05                                                112.78                      109.05                      110.60
                                                         113.68                      108.77                      113.51
                                                         116.48                      113.02                      116.40
                                                         119.94                      116.41                      119.81
                                                         121.40                      115.52                      117.75
January-06                                               118.07                      113.43                      117.20
                                                         119.40                      115.70                      115.77
                                                         119.19                      115.46                      117.78
                                                         118.90                      113.67                      113.83
                                                         114.17                      109.00                      112.65
June 16, 2006                                            115.44                      111.34                      115.19

     Source: Bloomberg, L.P.

HISTORICAL USD/JPY EXCHANGE RATE
--------------------------------------------------------------------------------

U.S. dollars and Japanese yen are traded by all major foreign exchange traders around the world. The following table and graph present the monthly high, low and month end close USD/JPY exchange rates as reported by Bloomberg, L.P., a leading financial information provider. We obtained the trading price information set forth below from Bloomberg, L.P., without independent verification.

You should not take the historical USD/JPY exchange rate as an indication of future performance.

------------------------------------------------------------------------------------------------------------
JPY DATE                                                           PX HIGH           PX LOW       PX LAST
------------------------------------------------------------------------------------------------------------
January-2001...............................................        119.90            113.54        116.57
------------------------------------------------------------------------------------------------------------
February-2001..............................................        117.96            114.36        117.37
------------------------------------------------------------------------------------------------------------
March-2001.................................................        126.33            117.04        126.33
------------------------------------------------------------------------------------------------------------
April-2001.................................................        126.84            120.90        123.48
------------------------------------------------------------------------------------------------------------
May-2001...................................................        124.05            118.53        119.22
------------------------------------------------------------------------------------------------------------
June-2001..................................................        124.96            118.28        124.65
------------------------------------------------------------------------------------------------------------
July-2001..................................................        126.10            122.73        125.00
------------------------------------------------------------------------------------------------------------
August-2001................................................        125.21            118.49        118.79
------------------------------------------------------------------------------------------------------------
September-2001.............................................        122.04            115.83        119.56
------------------------------------------------------------------------------------------------------------
October-2001...............................................        123.35            119.32        122.42
------------------------------------------------------------------------------------------------------------
November-2001..............................................        124.56            119.75        123.48
------------------------------------------------------------------------------------------------------------
December-2001..............................................        132.08            123.26        131.66
------------------------------------------------------------------------------------------------------------
January-2002...............................................        135.14            130.41        134.68
------------------------------------------------------------------------------------------------------------
February-2002..............................................        135.04            131.85        133.36
------------------------------------------------------------------------------------------------------------
March-2002.................................................        133.88            126.40        132.73
------------------------------------------------------------------------------------------------------------
April-2002.................................................        133.84            127.66        128.54
------------------------------------------------------------------------------------------------------------
May-2002...................................................        129.07            122.80        124.22
------------------------------------------------------------------------------------------------------------
June-2002..................................................        125.90            118.40        119.47
------------------------------------------------------------------------------------------------------------
July-2002..................................................        120.73            115.54        119.85
------------------------------------------------------------------------------------------------------------
August-2002................................................        121.33            116.33        118.46
------------------------------------------------------------------------------------------------------------
September-2002.............................................        124.21            116.87        121.81
------------------------------------------------------------------------------------------------------------
October-2002...............................................        125.64            121.63        122.48
------------------------------------------------------------------------------------------------------------
November-2002..............................................        123.18            119.11        122.54
------------------------------------------------------------------------------------------------------------
December-2002..............................................        125.69            118.31        118.79
------------------------------------------------------------------------------------------------------------
January-2003...............................................        120.58            117.47        119.87
------------------------------------------------------------------------------------------------------------
February-2003..............................................        121.76            116.84        118.10
------------------------------------------------------------------------------------------------------------
March-2003.................................................        121.88            116.35        118.09
------------------------------------------------------------------------------------------------------------
April-2003.................................................        121.12            117.64        118.88
------------------------------------------------------------------------------------------------------------
May-2003...................................................        119.63            115.07        119.30
------------------------------------------------------------------------------------------------------------
June-2003..................................................        120.24            117.12        119.80
------------------------------------------------------------------------------------------------------------
July-2003..................................................        120.66            116.67        120.55
------------------------------------------------------------------------------------------------------------
August-2003................................................        120.69            116.17        116.92
------------------------------------------------------------------------------------------------------------
September-2003.............................................        117.72            110.12        111.49
------------------------------------------------------------------------------------------------------------

HISTORICAL USD/JPY EXCHANGE RATE
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
JPY DATE                                                           PX HIGH           PX LOW       PX LAST
------------------------------------------------------------------------------------------------------------
October-2003...............................................        111.60            107.86        109.94
------------------------------------------------------------------------------------------------------------
November-2003..............................................        111.49            107.54        109.63
------------------------------------------------------------------------------------------------------------
December-2003..............................................        110.03            106.74        107.22
------------------------------------------------------------------------------------------------------------
January-2004...............................................        108.28            105.46        105.71
------------------------------------------------------------------------------------------------------------
February-2004..............................................        109.83            105.19        109.11
------------------------------------------------------------------------------------------------------------
March-2004.................................................        112.34            103.42        104.22
------------------------------------------------------------------------------------------------------------
April-2004.................................................        111.05            103.49        110.52
------------------------------------------------------------------------------------------------------------
May-2004...................................................        114.88            108.34        109.51
------------------------------------------------------------------------------------------------------------
June-2004..................................................        112.01            107.03        108.77
------------------------------------------------------------------------------------------------------------
July-2004..................................................        112.49            107.58        111.35
------------------------------------------------------------------------------------------------------------
August-2004................................................        112.10            108.74        109.17
------------------------------------------------------------------------------------------------------------
September-2004.............................................        111.73            108.97        110.05
------------------------------------------------------------------------------------------------------------
October-2004...............................................        111.46            105.79        105.81
------------------------------------------------------------------------------------------------------------
November-2004..............................................        107.29            102.18        103.07
------------------------------------------------------------------------------------------------------------
December-2004..............................................        106.20            101.84        102.63
------------------------------------------------------------------------------------------------------------
January-2005...............................................        105.19            101.68        103.70
------------------------------------------------------------------------------------------------------------
February-2005..............................................        106.88            103.35        104.63
------------------------------------------------------------------------------------------------------------
March-2005.................................................        107.70            103.65        107.15
------------------------------------------------------------------------------------------------------------
April-2005.................................................        108.90            104.61        104.75
------------------------------------------------------------------------------------------------------------
May-2005...................................................        108.58            104.20        108.57
------------------------------------------------------------------------------------------------------------
June-2005..................................................        110.99            106.50        110.92
------------------------------------------------------------------------------------------------------------
July-2005..................................................        113.72            109.88        112.50
------------------------------------------------------------------------------------------------------------
August-2005................................................        112.78            109.05        110.60
------------------------------------------------------------------------------------------------------------
September-2005.............................................        113.68            108.77        113.51
------------------------------------------------------------------------------------------------------------
October-2005...............................................        116.48            113.02        116.40
------------------------------------------------------------------------------------------------------------
November-2005..............................................        119.94            116.41        119.81
------------------------------------------------------------------------------------------------------------
December-2005..............................................        121.40            115.52        117.75
------------------------------------------------------------------------------------------------------------
January-2006...............................................        118.07            113.43        117.20
------------------------------------------------------------------------------------------------------------
February-2006..............................................        119.40            115.70        115.77
------------------------------------------------------------------------------------------------------------
March-2006.................................................        119.19            115.46        117.78
------------------------------------------------------------------------------------------------------------
April-2006.................................................        118.90            113.67        113.83
------------------------------------------------------------------------------------------------------------
May-2006...................................................        114.17            109.00        112.65
------------------------------------------------------------------------------------------------------------
June 2006 (through June 16, 2006)..........................        115.44            111.34        115.19
------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

VALUE OF THE NOTES

AT MATURITY. Your payment at maturity is based on the change in the Japanese yen relative to the U.S. dollar:

+ If the Final Exchange Rate is less than 115.02 Japanese yen per U.S. dollar, the Minimum Return Strike Price, you will receive 95% of your principal amount, plus an additional 1.2% of your principal amount for every 1% that the Currency Return exceeds 0% without limit.

+ If the Final Exchange Rate is equal to or greater than the Minimum Return Strike Price, or 115.02 Japanese yen per U.S. dollar, you will receive 95% of your principal amount, or $950 for each $1,000 principal amount of your Notes. ACCORDINGLY, YOU WILL LOSE 5% OF YOUR PRINCIPAL.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-16.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the USD/JPY exchange rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

Your payment at maturity will depend on the Final Exchange Rate relative to the Minimum Return Strike Price:

+ If the Final Exchange Rate is less than 115.02 Japanese yen per U.S. dollar, the Minimum Return Strike Price, you will receive $950 for each $1,000 principal amount plus an additional 1.2% of your principal amount for every 1% that the currency return exceeds 0% without limit. If the Japanese yen appreciates less than 4.167% relative to the U.S. dollar between the trade date and the final valuation date, you will lose between 0% and 5% of your principal of your Notes.

+ If the Final Exchange Rate is equal to or greater than 115.02 Japanese yen per U.S. dollar, the Minimum Return Strike Price, you will receive $950 for each $1,000 principal amount of your Notes. Even if the Final Exchange Rate is substantially greater than the Minimum Return Strike Price, you will receive this amount at maturity.
If the Final Exchange Rate is less than the Minimum Return Strike Price, the following steps are necessary to calculate your payment at maturity:

Step 1:  Calculate the Currency Return.

           The Currency Return is the difference between the USD/JPY exchange rate on the final valuation date relative to the Minimum Return Strike Price, expressed as a percentage, calculated as follows:

                   Minimum Return Strike Price - Final Exchange Rate
Currency Return =  -------------------------------------------------
                                  Final Exchange Rate

Step 2:  Calculate the Adjusted Payout Percentage on the Notes.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

           The Adjusted Payout Percentage is based on the Currency Return:
           Adjusted Payout Percentage = 95% + (1.2 X Currency Return)

Step 3:  Calculate the payment at maturity.

           Payment at maturity = Adjusted Payout Percentage X principal amount of the Notes

+ Minimum Return Strike Price: 115.02 Japanese yen per U.S. dollar (equal to the Initial Exchange Rate).

For purposes of this section, the following terms shall have the meanings set forth below:

The "Initial Exchange Rate" is 115.02.

The "Final Exchange Rate" will be determined by the calculation agent and will equal the USD/JPY exchange rate in the interbank market as reported by Bloomberg, L.P. at approximately 10:00 a.m., New York City time, on the final valuation date. However, if the USD/JPY exchange rate is not so quoted by Bloomberg, L.P. then the USD/JPY exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date for the purchase or sale by the Reference Dealers of the Reference Amount for settlement two Business Days later. If fewer than two Reference Dealers provide such spot quotations, then the USD/JPY exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date from three leading commercial banks in New York (selected in the sole discretion of the calculation agent), for the sale by such banks of the Reference Amount for settlement two Business Days later. If these spot quotations are available from fewer than three banks, then the calculation agent, in its sole discretion, shall determine which spot rate is available and reasonable to be used. If no spot quotation is available, then the USD/JPY exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on such date.

"Reference Dealers" as used herein, means Citibank, N.A., Deutsche Bank A.G. and JP Morgan Chase Bank, or their successors.

"Reference Amount" equals 1,000,000 U.S. dollars.

MATURITY DATE

The maturity date will be December 21, 2007 unless that day is not a business day, in which case the maturity date will be the next following business day.

FINAL VALUATION DATE

The final valuation date will be December 19, 2007.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Currency Return, the Initial Exchange Rate, the Final Exchange Rate and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-8 for a discussion of these adverse effects.

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CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2006 (UNAUDITED)                                CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt
  Debt issued(1)............................................  296,632   227,316
                                                              -------   -------
  Total Debt................................................  296,632   227,316
Minority Interest(2)........................................    5,571     4,269
Shareholders' Equity........................................   47,850    36,669
                                                              -------   -------
Total capitalization........................................  350,053   268,254
                                                              =======   =======

------------
(1) Includes Money Market Paper and Medium Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.76632.

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SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth herein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to 5.63% per annum, compounded semiannually, with a projected payment at maturity of $1,088.46 based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $29.68 in 2006 and $58.78 in 2007. However, if the amount you receive at maturity is greater than $1,088.46, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2007 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $1,029.68, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2007 by an amount that is equal to such difference. If the amount you receive at maturity is less than $1,088.46, then you would recognize a net loss in 2007 in an amount equal to such difference. Such loss would be ordinary loss to the extent of $58.78 and, thereafter, capital loss.

YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE SET FORTH ABOVE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for

SUPPLEMENTAL TAX CONSIDERATIONS
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the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the original issue price for the Notes plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes and, thereafter, capital loss.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a

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permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND

If you hold Notes as a private individual and are a resident for tax purposes in Switzerland, you should consult with your own tax advisor. We expect that your investments will be treated, for Swiss income tax purposes, as an investment in short-term bonds with a variable, predominantly one-time return. If you are a private investor and hold your Notes until maturity, we expect that you will be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your notes to a third party prior to maturity, we expect that you will be taxed upon the difference between the sale proceeds and your initially invested amount.

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ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.00% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

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PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-8
5-Year Historical USD/JPY Exchange
  Rate................................  S-12
Value of the Notes....................  S-15
Specific Terms of the Notes...........  S-16
Use of Proceeds and Hedging...........  S-20
Capitalization of UBS.................  S-21
Supplemental Tax Considerations.......  S-22
ERISA Considerations..................  S-25
Supplemental Plan of Distribution.....  S-26

PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Statements..................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Debt Securities We May
  Offer...............................    14
Description of Warrants We May Offer..    36
Legal Ownership and Book-Entry
  Issuance............................    53
Considerations Relating to Indexed
  Securities..........................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    62
U.S. Tax Considerations...............    65
Tax Considerations Under the Laws of
  Switzerland.........................    76
ERISA Considerations..................    78
Plan of Distribution..................    79
Validity of the Securities............    82
Experts...............................    82

[UBS LOGO]

PARTIALLY-PROTECTED
JAPANESE YEN (JPY) LINKED SECURITIES

UBS AG $4,099,000 95% PRINCIPAL PROTECTED NOTES LINKED TO THE USD/JPY EXCHANGE RATE DUE DECEMBER 21, 2007

PROSPECTUS SUPPLEMENT

JUNE 16, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.